Exhibit 10.3

PERSONAL & CONFIDENTIAL

April 29, 2009

Michael Kearney

Dear Michael:

We are excited that you have assumed the role of Senior Vice President and Chief Operating Officer reporting to me. I am sure that you will make a significant contribution to our company.

Cash Compensation

Your Target Annualized compensation will be $960,000. This includes base salary and annual bonus at target. The components are as follows:

Annual base compensation will be $600,000 and a total target annual bonus opportunity of $360,000, which is 60% of your base salary. The bonus targets, which are the same for all bonus-eligible employees in the corporate office, are based upon the number of cars sold in the US in 2009 and Asbury EPS at each level of sales. We are excited about our opportunity to earn an excellent bonus in 2009 and we will provide a copy of this plan as soon as possible.

Equity Grant

In connection with your promotion you will receive a stock option grant of 50,000 stock options, issued to you April 29, 2009. This grant of will vest 1/3 on each anniversary of the issue date and will have a term of ten years. The strike price will be the closing price of our stock on the date of issue.

Equity Holding Guideline

Your equity holding Guideline is 62,080 shares which you currently exceed.

Auto Allowance

You will receive a car allowance in the amount of $800 per month, plus the use of one demonstrator automobile. The monthly cash allowance will be paid to you in your regular payroll and will be subject to normal withholding.

Benefits

You will continue to be eligible for your current benefits package.

Vacation

You will be eligible for 5 weeks of vacation annually.

Termination Protection

You will receive a termination protection agreement providing base salary and benefits continuation for one year in the event of termination, as defined in the agreement.

To signify your acceptance of this position, please sign below and return one copy to me.

Sincerely,

/s/ Charles Oglesby
Charles Oglesby President and CEO Asbury Automotive Group, Inc. I hereby signify my acceptance of the position

/s/ Michael S. Kearney	April 30, 2009
Signature	Date